Exhibit 99.1

Mesa Offshore Trust Announces Proposed Settlement Agreement, Including Resignation of Trustee and Appointment of Temporary Trustee

MESA OFFSHORE TRUST

JPMorgan Chase Bank, N.A., Trustee

NEWS RELEASE

For Immediate Release

Austin, Texas.  December 13, 2007 - Mesa Offshore Trust (OTC symbol-MOSH) (the “Trust”) announced that on December 3, 2007, JPMorgan Chase Bank, N.A., for itself and in its capacity as Trustee of the Trust, entered into a Settlement Agreement and Release in connection with the lawsuit filed by MOSH Holding, L.P. (“MHLP”) against Pioneer Natural Resources Company; Pioneer Natural Resources USA, Inc. (collectively, “Pioneer”); Woodside Energy (USA) Inc. (“Woodside”); and JPMorgan Chase Bank, N.A., as Trustee of the Trust (the “Lawsuit”), with MHLP, Dagger-Spine Hedgehog Corporation (“Dagger-Spine”) and another group of unitholders, led by Keith A. Wiegand (together with Dagger-Spine, the “Intervenors”), and additional Unitholders in the Trust (collectively, “Plaintiffs”) (as amended on December 7, 2007, the “Settlement Agreement”).

The Settlement Agreement provides for the following:

•                  If the Settlement Agreement is approved by the 334th Judicial District of Harris County, Texas (the “Court”), JPMorgan Chase Bank, N.A. shall: (1) formally resign as Trustee of the Trust effective January 21, 2008, or such earlier date as authorized or approved by the Court; and (2) pay to the Plaintiffs, and not to the Trust for the benefit of all Unitholders, $1,250,000 to reimburse Plaintiffs for legal fees and expenses incurred in connection with the pursuit of claims for the benefit of the Trust within 31 days after the Court enters an order approving the Settlement Agreement.

•                  Plaintiffs in the Lawsuit shall request the Court to appoint a successor or temporary trustee, who shall determine whether to pursue the remaining claims in the Lawsuit against Pioneer and Woodside, for the benefit of all Unitholders.  The decision whether or not to pursue such claims shall be entirely within the discretion of the successor or temporary trustee.

•                  JPMorgan Chase Bank, N.A., individually and as lender, previously created a $3,000,000 Demand Promissory Note on September 28, 2007, with the Trust as borrower, for use by the Trustee to pay Trust expenses, under commercial terms and secured by the Trust’s assets.  In addition, on December 3, 2007, JPMorgan Chase Bank, N.A., individually and as lender, has entered into an Amended and Restated Promissory Note (the “Amended and Restated Note”), with the Trust as borrower, to amend the Demand Promissory Note to provide for, among other provisions, an extension of the stated maturity date of the Loans made pursuant to the Demand Promissory Note and the Amended and Restated Note from December 31, 2007 until the earlier of (1) December 31, 2009, (2) 31 days after the Trust’s receipt of any settlement proceeds, recovery or judgment in connection with the Lawsuit, (3) final liquidation of the Trust’s assets, or (4) if the Settlement Agreement is not approved by the Court.  JPMorgan Chase Bank, N.A., in connection with the Settlement Agreement, has committed that at least $800,000 will remain in available funds as of the date of its proposed resignation that could be borrowed by the Trust under the terms of the Amended and Restated Note, so that the Trust can pay operating expenses in the future.  Up to a maximum of $2,200,000 in loaned funds may have been consumed as of the date of JPMorgan’s resignation as Trustee, to pay operating expenses of the Trust, including the Trustee’s legal fees and costs in defending against the Lawsuit.

•                  Plaintiffs shall release JPMorgan Chase Bank, N.A., individually and as Trustee of the Trust, and all claims against JPMorgan Chase Bank, N.A. shall be dismissed with prejudice.

•                  The proposed settlement is expressly conditioned on approval by the Court, with an order that may be binding on all Unitholders of the Trust, that specifically (1) approves the settlement, (2) finds that the settlement is in the best interest of the Trust and its Unitholders/beneficiaries, (3) accepts the Trustee’s resignation, and (4) dismisses the Lawsuit against the Trustee and JPMorgan Chase Bank, N.A. individually with prejudice as to all claims that were or could have been brought against them by the Plaintiffs directly or on behalf of the Trust.  Furthermore, the proposed order would release the Trustee from any liability to the Trust or the Trust’s beneficiaries for any claims arising from its agreement to and performance of the Settlement Agreement.

Because the Settlement Agreement is subject to approval by the Court, the Trustee and the Plaintiffs in the Lawsuit filed a Joint Motion for Approval of Settlement Agreement on December 3, 2007 and a Supplement to Joint Motion for Approval of Settlement Agreement on December 11, 2007.

The Trustee is providing notice to all unitholders of record of JPMorgan’s Chase Bank, N.A.’s intention to resign as Trustee, the application by the Plaintiffs in the lawsuit to appoint a temporary trustee, the conditional Settlement Agreement, and the hearing to approve the agreement, which the Court scheduled for January 16, 2008 at 9:00 a.m.  Interested Unitholders may attend the hearing on January 16, 2008, and the Court is willing to entertain any written objections to these proposed actions if the written objections are received by the Court on or before January 17, 2007.  The notice, which is also being filed as an exhibit to a Form 8-K filed by the Trust with the SEC and is available at www.sec.gov, contains additional information about how to obtain copies of certain pleadings in the Lawsuit that relate to the Settlement Agreement and about the objections that Pioneer and Woodside have to the Settlement Agreement and the Plaintiffs’ application for the appointment of a temporary trustee.  Pioneer and Woodside believe that the Trustee’s resignation, the appointment of a temporary trustee, and the proposed settlement violate the terms of the Trust Indenture and benefit the proponents rather than the Trust and all Unitholders.  The Trustee believes that the Settlement Agreement is in the best interests of the Trust and the Unitholders, and that it has an absolute right to resign under the Trust Indenture “with or without cause, at any time.”

Contact:	Mesa Offshore Trust
JPMorgan Chase Bank, N.A., as Trustee
Attn: Mike Ulrich
1(800) 852-1422
(512) 236-6599

www.businesswire.com/cnn/mosh.htm

919 Congress Avenue Austin, TX 78701